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                                                                     Exhibit 8.1

              [Skadden, Arps, Slate, Meagher & Flom LLP letterhead]




                                                  December 18, 2003




EMC Corporation
176 South Street
Hopkinton, MA  01748

Ladies and Gentlemen:

            We have acted as tax counsel to EMC Corporation ("EMC"), a Massachusetts corporation, in connection with (i) the Initial Merger, as described in the Agreement and Plan of Merger, dated as of October 13, 2003 (the "Merger Agreement"), by and among EMC, Elite Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of EMC ("Merger Sub") and Documentum, Inc., a Delaware corporation ("Documentum"), and (ii) the preparation and filing of the registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on October 28, 2003 and Amendment No. 1 thereto filed with the Commission on November 18, 2003 (such Registration Statement, as so amended, herein called the "Registration Statement"), which includes a proxy statement/prospectus (the "Proxy Statement/Prospectus"). We understand that EMC will merge Documentum with and into EMC pursuant to an integrated plan as soon as practicable following the Closing, but in no event later than December 31, 2003 (the "Subsequent Merger," and collectively with the Initial Merger, the "Merger"). At your request and pursuant to Section 7.1(g) of the Merger Agreement, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.


            In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied, with the consent of EMC and the consent of Documentum, upon statements, representations and covenants made by EMC, Documentum and Merger Sub, including representations and covenants made to us by EMC, Documentum and Merger Sub in their respective representation letters dated as of the date hereof and delivered to us for purposes of this opinion, and have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate

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EMC Corporation
December 18, 2003
Page 2


records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) that the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Proxy Statement/Prospectus and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time, and (iv) that the Initial Merger will qualify as a statutory merger under the applicable laws of the State of Delaware and the Subsequent Merger will qualify as a statutory merger under the applicable laws of the State of Delaware and the applicable laws of the Commonwealth of Massachusetts.


            In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the truth, accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. Further, there can be no assurances that the opinion expressed herein will be accepted by the IRS or, if challenged, by a court.

            Subject to the assumptions set forth above, in our opinion the Initial Merger, or in the event the Subsequent Merger occurs pursuant to an integrated plan, the Initial Merger and the Subsequent Merger taken together will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinion set forth above does not address all of the United States federal income tax consequences of the Merger. Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to the United States federal, state, local, foreign or other tax consequences. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation or assumption stated herein that becomes untrue, incorrect or incomplete.

            This opinion has been prepared for you in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus. It may not be relied upon by anyone else without our prior written consent.

                                    Very truly yours,

                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP